NEWS RELEASE
          AMERICAN ECO CORPORATION 154 University Avenue, Suite 200, Toronto, Ontario, Canada M5H 3Y9 [NASDAQ SYMBOL: ECGOF/TSE
          SYMBOL: ECX/CBOE SYMBOL: EOQ/BERLIN SYMBOL: AEOGR]

          FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 26, 1998
          -------------------------------------------------

                        AMERICAN ECO OUTLINES LETTER OF INTENT
                           FOR DOMINION BRIDGE ACQUISITION

          TORONTO, CANADA - MICHAEL E. MCGINNIS, CHAIRMAN, PRESIDENT & CEO OF AMERICAN ECO CORPORATION announced today that as the first step in a proposal to acquire Dominion Bridge Corporation of Montreal, Quebec, following completion of the purchase of a private placement of USD$5.0 million in shares and warrants of Dominion Bridge, he has accepted appointments to the Board of Directors and to the Executive Committee of Dominion Bridge.

          Unanimous approval of an American Eco Letter of Intent to acquire Dominion Bridge, was given upon the recommendation of Legg Mason Wood Walker, Incorporated. The final transaction will be subject to ratification of the Boards of both companies, execution of a definitive acquisition agreement, approval of the shareholders of both companies, as well as approval of requisite regulatory authorities and customary closing conditions.

          In the proposed acquisition transaction, the shareholders of Dominion Bridge would receive, three year, 7-1/2% convertible subordinated notes ("Notes") of American Eco in the principal amount of USD$3.00 per each common share of Dominion Bridge. At the end of each six-month period, holders may convert one-third of the Notes into shares of American Eco common shares at a price of USD$15.00 per share. In the event that American Eco's common shares trade at more than USD$16.00 per share for a period of twenty consecutive trading days, the Notes will be redeemable at USD$3.00 per share by American Eco. The Notes will bc registered and tradable on a nationally recognized securities exchange.

          The transaction is valued at approximately USD$135.0 million including the third party bank debt of Dominion Bridge Corporation of USD$37.5 million. The valuation of Dominion Bridge Corporation is based on the significant synergies between the operating units of both companies in North America. American Eco feels that the combined capabilities of the firms will enable them to provide a broad array of services to their industrial based clients including the offshore oil and gas businesses. The significant engineering and construction expertise of Dominion Bridge Corporation's 63% owned subsidiary, McConnell Dowell, complements American Eco's business strategy.

          The Letter of Intent includes a USD$25.0 million working capital loan to be made available to Dominion Bridge by March 23, at which time, American Eco will also provide management services to Dominion Bridge. Concurrently, Dominion Bridge will issue a two-year warrant to American Eco entitling American Eco to purchase up to 10% of the outstanding common shares of Dominion Bridge at USD$3.00 per share.

          The Letter of Intent also provides for the payment of a USD$3.5 million break-up fee to American Eco in the event of a third party acquisition of Dominion Bridge. The Letter of Intent terminates if definitive agreements providing for the contemplated transactions are not executed by April 6, 1998.


          NEWS RELEASE - AMERICAN ECO CORPORATION - Page 2 of 2 - February 26, 1998

          Michael McGinnis, Chairman, President & CEO of American Eco, stated, "As a Canadian Company, American Eco plans to support the employees and customers of Dominion Bridge through this transition period and then to expand it as world class company, by collaborating and sharing fabrication work with our American Eco facilities in Halifax, Edmonton and Vancouver. In addition, the ability to expand services not only throughout North America but on a world wide basis, including the very strong Pacific Rim presence of McConnell Dowell provides a major profit opportunity for all divisions".

          After execution of a definitive acquisition agreement, American Eco and Dominion Bridge will file a registration statement with the Securities and Exchange Commission containing a joint proxy statement and prospectus that will be mailed to the companies' stockholders. This announcement does not constitute an offering of American Eco notes, which will be made only be means of a prospectus filed with the Securities and Exchange Commission.

          This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements that are subject to uncertainties and risks including, but not limited to, ability to raise capital, economic conditions, continuation of existing contracts and increase in backlog, impact of competition, pricing, capacity and supply constraints or difficulties, government regulation and other risks, including similar risks involving Dominion Bridge. All such forward-looking statements whether written or oral, and whether made by or on behalf of the company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date, hereof.

          DOMINION BRIDGE was established in 1879. The Company is active in the international engineering and infrastructure markets. It manages projects and operates facilities in North and South America, Europe and the Asia Pacific. Dominion Bridge Corporation's subsidiaries are Dominion Bridge, Inc., Steen Becker, Inc. and Davie Industries. Its Australian subsidiary, McConnell Dowell Corporation, is a major Asia Pacific engineering firm.

          AMERICAN ECO is a leading North American provider of single-source construction management, maintenance, specialty fabrication, engineering and environmental remediation services in the refining, petrochemical, utility, forest products and offshore manufacturing industries.

                                         -30-

          For additional information call:
          J.C.Pennie                         Bruce Tobecksen
          Vice-Chairman                      Treasurer
          Toronto, Canada                    Houston, Texas
          (416) 340-2727                     (281) 774-7000
          WWW.AMERICANECO.COM


                                          2